MSTI Holdings, Inc.
259-263 Goffle Road
Hawthorne, New Jersey 07506

January 11, 2008

To the MSTI Holdings, Inc. Debenture Holders:

Reference is hereby made to that certain Securities Purchase Agreement, dated as of May 24, 2007 (the “Purchase Agreement”), by and among MSTI Holdings, Inc., a Delaware corporation (the “Company”) and each entity identified on the signature pages thereto (each, including its successors and assigns, a “Purchaser” and, collectively, the “Purchasers”). Capitalized terms used in this letter agreement and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

1.  Subsequent Equity Sales. Pursuant to Section 4.13(a) of the Purchase Agreement, as amended, the Company is prohibited from issuing shares of Common Stock or Common Stock Equivalents until 90 days after the Registration Statement is declared effective, except for Exempt Issuances. The undersigned Purchasers hereby waive any non-compliance with the aforementioned Section 4.13(a), and waive any default or Event of Default (as such term is defined in the Debentures), and any breach or threatened breach, arising under the Purchase Agreement or any other Transaction Document, including without limitation the Debentures and the Warrants, and waive any and all penalties, damages, claims, and adjustments (including the price protection adjustment described in Section 3(b) of the Warrants) resulting or that could result from the issuance of (i) options to purchase an aggregate of 1,278,000 shares of Common Stock at an exercise price of $0.65 per share to certain employees, directors and consultants of the Company under its 2007 Incentive Stock Plan, and (ii) an aggregate of up to 500,000 shares of Common Stock to certain consultants of the Company.

2. Equipment Lease Financing. Pursuant to Section 7(b) of the Debentures, as long as the Debentures are outstanding, the Company is prohibited from creating any Liens (as such term is defined in the Debenture) on its assets. The undersigned hereby waive any non-compliance with such section and agree that the creation of Liens in connection with the Company entering into equipment lease financing(s) arrangements solely with respect to (i) the equipment listed on Schedule I attached hereto, and (ii) equipment purchased by the Company that is paid for after the date hereof, in an aggregate amount of up to $3 million, shall be permitted under such section and not constitute a default or Event of Default (as such term is defined in the Debentures). For purposes of clarity, the $3 million amount referenced in the preceding section includes, and is not in addition to, the equipment amounts listed on Schedule I hereto.

3. Miscellaneous. Subject to the waivers and agreements provided herein, the Transactions Documents shall remain in full force and effect. Except as expressly set forth herein, this letter agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Purchasers, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder. The Purchasers reserve all rights, remedies, powers or privileges available under the Transaction Documents, at law or otherwise, subject to the terms of this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

4. Filing of 8-K. On or before 5:30 pm (New York time) on the date after all Purchasers have signed this letter agreement, the Company shall file a Current Report on Form 8-K, reasonably acceptable to each Purchaser disclosing the material terms of this letter agreement, which shall include this letter agreement as an attachment thereto.

5. Independent Nature of Purchasers' Obligations and Rights. The Company has elected to provide all Purchasers with the same terms and letter agreement for the convenience of the Company and not because it was required or requested to do so by the Purchasers. The obligations of each Purchaser under this letter agreement, and any Transaction Document, are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under this letter agreement or any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of this letter agreement and the Transaction Documents.

Please indicate your acknowledgment of and agreement to the foregoing by signing a copy of this letter and returning an executed original to the Company. This letter agreement may be executed by the parties hereto in counterparts, and execution may be evidenced by facsimile or other electronic transmission of a signed signature page by any party hereto, and all of such counterparts together shall constitute one and the same instrument.

Sincerely,

/s/ Frank Matarazzo

Frank Matarazzo
Chief Executive Officer

[DEBENTURE HOLDER SIGNATURE PAGE]

ACCEPTED AND AGREED:

DKR SOUNDSHORE OASIS HOLDING FUND LTD.

By: DKR Oasis Management Company LP,
its investment manager

By:/s/ Barbara Burger	Dated: January 30, 2008
Name: Barbara Burger
Title: Authorized Signatory

ALPHA CAPITAL ANSTALT

By: /s/ Konrad Ackerman	Dated: January 30, 2008
Name: Konrad Ackerman
Title: Director

GEMINI MASTER FUND, LTD.

By: /s/ Steven W. Winters	Dated: January 30, 2008
Name: Steven W. Winters
Title: President

WHALEHAVEN CAPITAL FUND LIMITED

By: /s/ Brian Mazzella	Dated: January 29, 2008
Name: Brian Mazzella
Title: CFO

CMS CAPITAL

By: /s/ Howard Weiss	Dated: January 29, 2008
Name: Howard Weiss
Title: Director

BRIO CAPITAL L.P.

By: /s/ Shaye Hirsch	Dated: January 29, 2008
Name: Shaye Hirsch
Title: Mananger of General Partner

SCHEDULE I

Equipment Description	Amount

CSI Digital IPTV headend equipment	$1,000,000.00

Blonder Tongue headend equipment	$150,000.00

WINCOM microwave equipment	$31,389.00

NBS telephone equipment	$44,100.00

Network hardware resale internet switch	$49,895.00

TOTAL	$1,275,384.00